Contact:    Patrick Suehnholz
    Director of Investor Relations
    Greenhill & Co., Inc.
    (212) 389-1800

GREENHILL & CO. REPORTS THIRD QUARTER 2019 EARNINGS OF $0.63

•	Quarterly revenues of $87.0 million, modestly higher than prior year’s third quarter

•	Total year to date revenues of $194.3 million, down 26% from prior year primarily due to reduced merger and acquisition revenue in Europe

•	Compensation ratio of 50% for the quarter, 69% for the year to date period, which is elevated as a result of lower year to date revenues

•	Operating profit margin of 29% for the quarter, 2% for the year to date period

•	Repurchased 1,142,444 shares of common stock and common stock equivalents during the quarter at an average price of $14.43 per share

•	Remaining authorization under our share repurchase plan at September 30, 2019 was $54.1 million

•	Repaid $9.4 million on the term debt facility during the quarter, including advance payment of installment due at year-end

•	Recruited two additional client facing Managing Directors, recruited a Managing Director who will serve as General Counsel, and announced the opening of a Paris office

NEW YORK, NEW YORK, November 5, 2019 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $87.0 million, net income of $14.9 million and diluted earnings per share of $0.63 for the quarter ended September 30, 2019.

The Firm’s third quarter 2019 revenues compare to revenues of $86.8 million for the third quarter 2018, which represents an increase of $0.2 million. The Firm’s third quarter 2019 net income and income per share compare to net income of $11.2 million and diluted earnings per share of $0.43 for the third quarter 2018, an increase of $3.7 million, or 33%, in net income and an increase of $0.20, or 47%, in diluted earnings per share.

For the nine months ended September 30, 2019, revenues of $194.3 million compare to $262.8 million for the comparable period in 2018, a decrease of $68.5 million, or 26%. For the first nine months of 2019, a net loss of $13.2 million and a loss per share of $0.54 compare to net income of $28.1 million and diluted earnings per share of $0.99 for the same period in 2018.

The Firm’s year-to-date 2019 results were negatively impacted by a non-recurring charge of $4.8 million in the second quarter related to the refinancing of our term loan facility.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“We achieved a solid revenue outcome in the third quarter despite a challenging environment, and believe we are well positioned for a strong finish to the year. Our U.S. M&A business and global capital advisory business have continued to perform well. While European M&A has continued to be slow, we are seeing significant improvement over last year in other international markets. The environment for M&A activity continues to feel reasonably favorable to us in most parts of the world. In addition, our recently expanded restructuring advisory team has continued to grow its book of assignments, and is well positioned for a substantial increase in both retainer and completion fees next year. On the cost side, our year to date compensation ratio moved toward a more typical level this quarter, and we expect to move it meaningfully further in that direction in the fourth quarter. We remain disciplined on other operating costs, and our borrowing costs are benefiting from falling interest rates as well as the rate reduction from our debt refinancing. We are continuing to execute our share repurchase plan, have significant remaining repurchase authority, and continue to find our shares attractive. In addition, we prepaid our term debt principal payment that was scheduled for year end and aim to continue deleveraging over time while also further reducing our share count,” Scott L. Bok, Chairman and Chief Executive Officer, commented.

Revenues

Revenues were $87.0 million in the third quarter of 2019 compared to $86.8 million in the third quarter of 2018, an increase of $0.2 million. For the third quarter of 2019 as compared to the same period in 2018, an increase in transaction completion fees and retainer fees was offset by a decline in capital advisory fees.

For the nine months ended September 30, 2019, revenues were $194.3 million compared to $262.8 million in 2018, a decrease of $68.5 million, or 26%. This decrease principally resulted from a decrease in the size of merger and acquisition transaction completion fees, particularly in Europe, and capital advisory fees, partially offset by an increase in transaction announcement fees.

During the third quarter, we announced the recruitment of two investment bankers in Europe. Amélie Négrier-Oyarzabal (most recently a partner at Lazard in Paris) joined the Firm as a Managing Director and Head of France and will lead the opening of a Paris office. Jean-Francois Izac (most recently Head of EMEA Insurance at Lazard in London) will join the Firm as a Managing Director focused on the insurance sector in Europe, based in London.

Including all Managing Directors whose recruitment we have announced to date, we have 79 client-facing Managing Directors. As of January 1, 2019, we had 76 such Managing Directors.

Additionally, during the third quarter Gitanjali Faleiro joined the Firm in New York as a Managing Director and General Counsel. Prior to joining the Firm, Ms. Faleiro was a Vice President and

Associate General Counsel at Goldman Sachs. Prior to that Ms. Faleiro provided advice to financial institutions on transactional, legal, reputational and regulatory matters at Latham & Watkins, LLP and Linklaters LLP.

Expenses

Operating Expenses

Our total operating expenses for the third quarter of 2019 were $61.8 million, which compared to $66.1 million of total operating expenses for the third quarter of 2018. The decrease in total operating expenses of $4.3 million, or 6%, principally resulted from a decrease in our compensation and benefits expenses, as described in more detail below. Our operating profit margin was 29% for the third quarter of 2019 as compared to 24% for the same period in 2018.

For the nine months ended September 30, 2019, total operating expenses were $189.7 million, which compared to $203.6 million for the same period in 2018. The decrease in total operating expenses of $13.9 million, or 7%, resulted from decreases in both our compensation and benefits expenses and non-compensation operating expenses, as described in more detail below. Our operating profit margin was 2% for the year to date period in 2019 as compared to 23% for the same period in 2018.

The following table sets forth information relating to our operating expenses.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
	(in millions, unaudited)
Employee compensation and benefits expenses	$43.4	$47.4	$134.5	$145.1
% of revenues	50%	55%	69%	55%
Non-compensation operating expenses	18.5	18.7	55.2	58.6
% of revenues	21%	22%	28%	22%
Total operating expenses	61.8	66.1	189.7	203.6
% of revenues	71%	76%	98%	77%
Total operating income	25.2	20.7	4.6	59.2
Operating profit margin	29%	24%	2%	23%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the third quarter of 2019 were $43.4 million, which reflected a 50% ratio of compensation to revenues. For the third quarter of 2019, compensation and benefits expense decreased $4.0 million compared to $47.4 million for the third quarter of 2018, which reflected a 55% ratio of compensation to revenues. The decrease in expense was principally attributable to a reduction in the amount of accrued year-end bonuses in line with lower year to date revenues. The ratio of compensation to revenues for the three month period ended September 30, 2019 as compared to the same period in 2018 was adjusted lower to further reduce the year to date ratio.

For the nine months ended September 30, 2019, our employee compensation and benefits expenses were $134.5 million, which reflected a 69% ratio of compensation to revenues. This amount compared to $145.1 million in the same period of 2018, which reflected a 55% ratio of compensation to revenues. The decrease in expense of $10.6 million, or 7%, was principally attributable to lower compensation in line with lower year to date revenues. The increase in the ratio of compensation to revenues for the nine month period in 2019 as compared to the same period in 2018 resulted from the effect of spreading lower compensation and benefits expenses over significantly lower revenues.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Operating Expenses

For the three months ended September 30, 2019, our non-compensation operating expenses of $18.5 million were slightly lower than the $18.7 million in the third quarter of 2018. Non-compensation operating expenses for the third quarter of 2018 included a charge of $0.4 million related to the change in the contingent value of the Cogent earnout, which was paid in April 2019.

For the nine months ended September 30, 2019, our non-compensation operating expenses were $55.2 million compared to $58.6 million for the same period in 2018, representing a decrease of $3.4 million or 6%. The decrease in non-compensation operating expenses principally resulted from a charge of $0.6 million in the first nine months of 2019 related to the Cogent earnout as compared to a charge of $4.0 million in the first nine months of 2018.

Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of client reimbursed expenses, the impact of currency movements and other factors. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation operating expenses in future periods.

Interest Expense

For each of the three month periods ended September 30, 2019 and 2018, we incurred interest expense of $5.7 million. For the three months ended September 30, 2019 as compared to the same period in 2018, a lower borrowing rate principally due to the refinancing of our term loan facility in April 2019 was offset by an increase in the average outstanding loan amount.

For the nine months ended September 30, 2019, we incurred interest expense of $22.2 million as compared to $16.6 million for the same period in 2018. The increase in interest expense of $5.6 million during the first nine months of 2019 was principally due to a non-recurring charge of $4.8 million related to the refinancing of the term loan facility. The remaining increase relates to both an increase in our average outstanding loan amount after the refinancing in April 2019 and slightly higher average market borrowing rates.

The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods.

Provision for Income Taxes

For the third quarter of 2019, the provision for income taxes was $4.5 million, reflecting an effective rate of 23%. This compared to a provision for income taxes for the third quarter of 2018 of $3.8 million, which reflected an effective rate of 25%. The decrease in the effective tax rate related to an increase in earnings from lower tax jurisdictions in the third quarter of 2019 as compared to the same period in the prior year.

For the nine months ended September 30, 2019, due to our pre-tax loss we recognized an income tax benefit of $4.5 million, reflecting an effective rate of 25%. This compared to a provision for income taxes for the same period in 2018 of $14.5 million, reflecting an effective rate of 34%. Excluding a charge of $4.3 million for the tax effect of the difference between the grant price value and the market price value of restricted stock awards at the time of the vesting, the provision for income taxes for the nine months ended September 30, 2018 would have been $10.2 million, reflecting an effective tax rate of 24%.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of September 30, 2019, we had cash and cash equivalents of $117.5 million and term loan debt with a principal balance of $365.6 million.

During the third quarter, we paid down the term loan facility by $9.4 million, which consisted of the first quarterly installment of $4.7 million due in September 2019 and the advance payment of $4.7 million for the quarterly installment due in December 2019. The next quarterly term loan installment of $4.7 million is due in March 2020.

During the third quarter of 2019, we repurchased in the open market 1,104,206 shares of our common stock at an average price of $14.43 per share, for a total cost of $15.9 million. In addition, during the third quarter of 2019, we repurchased 38,238 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $14.39 per share, for a total cost of $0.6 million.

As of September 30, 2019, we have repurchased under our recapitalization plan 13,116,579 shares of our common stock at an average price of $21.73 per share for a total cost of $285.0 million and had $54.1 million remaining and authorized under our repurchase program. Additionally, beginning in 2020, the amount of repurchases may be further increased subject to our financial performance. We intend to continue to implement our repurchase plan through various means, which could include one or more of the following: open market purchases (including pursuant to 10b5-1 plans), tender offers, privately negotiated transactions and/or accelerated share repurchases. The price and timing of share repurchases, as well as the total funds ultimately expended, will be subject to market conditions and other factors, such as our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors deemed relevant.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.05 per share to be paid on December 18, 2019 to common stockholders of record on December 4, 2019.

Investor Presentation

An updated investor presentation highlighting the Firm’s results for the third quarter and other matters relevant for investors has been posted on its website today (www.greenhill.com).

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Tuesday, November 5, 2019, accessible via telephone and the internet.  Scott L. Bok, Chairman and Chief Executive Officer, will review the Firm’s third quarter 2019 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 4110897. Please register at least 10 minutes before the conference call begins.  The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10136068.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, San Francisco, São Paulo, Singapore, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2018 as well as other public filings. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Advisory revenues	$86,550	$86,495	$192,705	$261,315
Investment revenues	486	308	1,610	1,527
Total revenues	87,036	86,803	194,315	262,842
Operating Expenses
Employee compensation and benefits	43,376	47,409	134,503	145,055
Occupancy and equipment rental	5,608	5,573	16,660	16,370
Depreciation and amortization	632	689	1,944	2,169
Information services	2,501	2,380	7,509	7,349
Professional fees	2,594	2,642	7,146	7,812
Travel related expenses	3,242	3,439	10,101	10,236
Other operating expenses	3,878	3,947	11,876	14,655
Total operating expenses	61,831	66,079	189,739	203,646
Total operating income	25,205	20,724	4,576	59,196
Interest expense	5,731	5,696	22,203	16,551
Income (loss) before taxes	19,474	15,028	(17,627)	42,645
Provision (benefit) for taxes	4,545	3,811	(4,473)	14,547
Net income (loss)	$14,929	$11,217	$(13,154)	$28,098

Average shares outstanding:
Basic	23,546,249	24,870,779	24,202,310	27,503,942
Diluted	23,548,495	26,373,107	24,202,310	28,441,476
Earnings (loss) per share:
Basic	$0.63	$0.45	$(0.54)	$1.02
Diluted	$0.63	$0.43	$(0.54)	$0.99